Exhibit 99.1

[AMPAL LOGO]

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz CFO - SVP Finance & Treasurer 1 866 447 8636 irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov 011-972-3-516-7620 roni@km-ir.co.il

Marybeth Csaby / David Burke 212-896-1236 / 212-896-1258 mcsaby@kcsa.com / dburke@kcsa.com

Ampal-American Israel Corporation Announces Results of Annual Meeting of Shareholders

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Company Management Highlights Recent Milestones and Presents Revised Corporate Strategy at Meeting

Tel Aviv, Israel – December 10, 2007 – Ampal – American Israel Corporation (Nasdaq: AMPL) today announced the results of its Annual Meeting held on December 4, 2007. The Company’s shareholders approved: (i) the election of all nominated Directors and (ii) the appointment of Kesselman & Kesselman as the Company’s auditing firm. These were the only two proposals contained in the Company’s proxy statement.

During the meeting, Yosef Maiman, Chairman, President and Chief Executive Office, presented a review of the Company’s recent accomplishments, which included:

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The purchase of 63.66%, a controlling interest, in Gadot Chemical Tankers and Terminals Ltd. (TASE: 1088921), for approximately $90.9 million. The Company funded the acquisition using available cash received from previous asset sales, including the sale of its protective housing business, and a newly opened credit facility from Israel Discount Bank. Gadot had revenues of $274 million in 2006 and $334 million for the first nine months of 2007, EBITDA of $25 million in 2006 and $23 million for the first nine months of 2007, and net profit of $11.5 million in 2006 and $10.7 million for the first nine months of 2007.

●	The formation of a joint venture with Israel Infrastructure Fund that holds 8.6% of East Mediterranean Gas. Co. (S.A.E.) (“EMG”). Ampal’s total investment in

EMG, between direct ownership and its share of the joint venture, is 12.5%. EMG will begin to transport gas in the beginning of 2008 and is expected to reach full capacity before the end of 2011.

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A joint venture with Clal Electronics Industries to develop and acquire controlling interests in wind energy projects outside of Israel. Mr. Maiman stated that the permit application process for a wind farm in Greece is underway.

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Board approval for management to pursue a transaction involving the development of an ethanol plant in Colombia. This transaction, when complete, will give Ampal the option to purchase up to a 35% stake in the project.

Mr. Maiman commented, “We are excited with the progress that we have made in expanding our business in 2007. Our goal is – and will continue to be – to seek out opportunities that will bring enhanced value to Ampal and its shareholders. While our focus right now is to build a broad portfolio of assets in the energy sector and other related industries, we remain opportunistic toward identifying and pursuing any company that is profitable, generates significant free cash flow and, given our management expertise, where we can have significant control over such cash flow.”

He concluded, “Given everything that we have achieved as a Company during 2007, it was especially gratifying to see that the market has recognized our value, which ultimately led to our inclusion in the Tel Aviv Stock Exchange 75 and 100 indices, as well as the Russell 2000 and 3000 indices. Ampal’s inclusion affords us greater visibility with shareholders and demonstrates that the market is confident in our ability to continue to drive growth."

About Ampal:

Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. The Company is seeking opportunistic situations in a variety of industries, with a focus on energy and related sectors. The Company’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow which Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.